Exhibit 19.1

KKR REAL ESTATE FINANCE TRUST INC.

POLICIES AND PROCEDURES FOR TRADING IN SECURITIES
OF KKR REAL ESTATE FINANCE TRUST INC.

I.            GENERAL

These policies and procedures (“Policy”) govern transactions involving securities of KKR Real Estate Finance Trust Inc. (together with its subsidiaries, the “Company”) by: (i) the directors, officers and employees (if any) of the Company and the officers and employees (if any) of KKR Real Estate Finance Manager LLC, the Company’s external manager (the “Manager”), including members of the Manager’s investment committee; (ii) the officers and employees of KKR & Co. Inc. (“KKR”) and any of its affiliates acting for or on behalf of the Company or the Manager; (iii) any other person who has access to non-public information regarding the Company and is subject to the Company’s or the Manager’s supervision and control, which may include consultants, advisors, temporary employees and such other persons designated by the Company’s Legal Department (such persons in clauses (i) through (iii), collectively, “Permanent Restricted Persons”); and (iv) such Permanent Restricted Person’s spouse, minor children and any other family member sharing the same household as such Permanent Restricted Person, as well as any other account, trust or entity over which a Covered Party makes or influences investment decisions, and whether the securities are held directly or indirectly (such persons in clause (iv), “Other Restricted Persons” and, together with Permanent Restricted Persons, “Covered Persons”).

This Policy relates to the common stock the Company traded on the New York Stock Exchange (“NYSE”), as well as any other securities of the Company (collectively “covered securities”).  Such covered securities include, but are not limited to, common stock; restricted stock; restricted stock units; preferred stock; debt securities, such as bonds, notes and debentures; put or call options; and other derivative instruments (whether or not issued by the Company), which include, but are not limited to, options, warrants, unit interests, partnership interests or other equity interests, that are convertible or exchangeable into covered securities, as well as instruments transferring, in whole or in part, any of the economic consequences of owning covered securities and instruments providing another, directly or indirectly, with the opportunity to profit or share in any profit derived from, or otherwise economically benefit from, any increase or decrease in the value of any covered securities.

 This Policy applies to all “transactions” with respect to covered securities. Transactions include any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, open market purchases or sales; gifts, transfers or other contributions; pledges; exercises of stock options; sales of stock acquired upon the exercise of stock options; transactions made under an employee benefit plan such as a 401(k) plan or stock purchase plan; and transactions with respect to derivative instruments (whether or not issued by the Company), relating to covered securities.

The Company’s Code of Business Conduct and Ethics (“Code of Business Conduct”), as well as KKR’s Code of Ethics (the “Code of Ethics”) and KKR’s Confidential Information and

Inside Information Barrier Policies and Procedures (the “Confidentiality Policy”) also set forth KKR’s prohibitions against transacting in securities while aware of, or tipping, material, non-public information and describe KKR’s policies regarding confidentiality.  All Covered Persons must comply with the Company’s Code of Business Conduct, and all Covered Persons, other than those who are unaffiliated with the Manager or KKR, must comply with KKR’s Code of Ethics and KKR’s Confidentiality Policy.

This Policy is meant to supplement the Code of Business Conduct, Code of Ethics and the Confidentiality Policy and sets forth additional requirements for Covered Persons:

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Trading Policy for Covered Persons.  All Covered Persons must comply with this Policy regarding their transactions in covered securities.  The Policy places restrictions on when transactions may occur as well as the types of transactions and the brokerage accounts through which transactions may occur.

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Pre-Clearance Policy for Directors and Section 16 Officers.  The rules and regulations of the U.S. Securities and Exchange Commission with regard to the acquisition and disposition of covered securities are complex.  Accordingly, to facilitate compliance, directors and Section 16 officers must also comply with certain additional procedures set forth in this Policy.

If you have any questions about this Policy, please contact the Company’s Legal Department at KREFLegal@KKR.com.

II.	TRADING WINDOWS

Trading Window Periods

We have established four “windows” of time for each fiscal year during which you may engage in transactions involving covered securities.  Outside of an open trading window, no Covered Person may engage in any transaction involving covered securities, except as permitted herein, unless a written exception is received from a member of the Company’s Legal Department (or his or her designee).  As described below, there are circumstances where a trading window may not open or may be closed early.

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A window period typically begins at the opening of trading on the NYSE after at least two complete trading sessions have elapsed since the issuance of the press release announcing the Company’s quarterly earnings for the prior fiscal quarter (or, if there is no press release, the filing of the applicable Quarterly Report on Form 10-Q or the Annual Report on Form 10-K).  Assuming that the NYSE is open each day, the following indicates when a Covered Person may trade:

Announcement on Tuesday	First Day of Trading
Before market opens	Thursday
While market is open	Friday
After market closes	Friday

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That same trading window closes at the close of trading on the last trading day of the second month of the then-current fiscal quarter; provided that the Company’s Legal Department may extend the trading window to be at least two calendar weeks as long as it does not extend into the period that is two weeks prior to the end of the current fiscal quarter.

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Trading windows will only officially open when an email or other notification is sent by or on behalf of the Company’s Legal Department announcing that it has opened.  The Company’s Legal Department may determine not to open a trading window because material information about the Company has not yet been publicly disclosed.

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The official notification that a trading window has been opened will inform you of when the trading window is scheduled to close.  It is the responsibility of the Covered Person transacting in any covered securities to be aware of and to comply with the scheduled closing of the trading window even though it is the policy of the Company to send an email or other notification to confirm the closing of a trading window.

Notwithstanding the foregoing, the Company’s Legal Department may determine, at any time, that transactions in covered securities by one or more Covered Persons must be suspended, because (i) there may exist material non-public information concerning the Company, (ii) any particular Covered Person may be in possession of material non-public information about the Company or (iii) there is a reasonable possibility that such transactions in covered securities may result in adverse reputational, regulatory or legal consequences to the Company or its affiliates.  Such determination may be made on an individual by individual basis.  You will be notified by or on behalf of the Company’s Legal Department  if those events were to occur, but if, prior to receiving notification by or on behalf of Company’s Legal Department, you believe that you possess material non-public information about the Company, then you may not transact in any covered securities even during an open trading window.  If the trading window is closed prior to its scheduled closing date, you must cease all transactions and hold any unsold covered securities that you wanted to sell or transfer until the next open trading window.

Please note that the prohibitions against transacting in covered securities while aware of material, non-public information, tipping material non-public information and short-term trading apply even during a window period.  Information is “material” if it is likely that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where it is likely to have a significant effect on the market price of the security.  Both positive and negative information may be material.

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Unless you are a director or an officer subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Section 16 officers”), or you have been notified otherwise, you do not need to pre-clear with the Company any transactions you wish to make during an open trading window.

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A member of the Company’s Legal Department (or his or her designee) may allow an exception to the trading window for a Covered Person on a case-by-case basis only after making a determination that the considerations described above do not apply and that hardship or other unusual circumstances warrant the making of the exception.

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The trading window policy will continue to apply to Covered Persons whose service for or on behalf of the Company ends until two complete trading sessions have elapsed since the issuance of the first press release announcing the Company’s quarterly earnings (or, if none, the applicable Quarterly or Annual Report) following such cessation of service.

The following described transactions are not subject to window periods:

•	Sales of covered securities as a selling stockholder in a registered public offering in accordance with applicable securities laws;

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Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which the transferor is the sole beneficiary during his or her lifetime);

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The exercise of stock options pursuant to Company stock plans or conversion of a derivative instrument with respect to covered securities; however, the sale of any such stock acquired upon such exercise or conversion, including as part of a cashless exercise, is not an excepted transaction;

•	The exercise of a tax withholding right pursuant to which the Company withholds shares to satisfy tax withholding requirements;

•	The execution of transactions pursuant to a Rule 10b5-1 plan (as defined below);

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To the extent the Company offers covered securities as an investment option in a 401(k) plan, the purchase of covered securities through such 401(k) plan based on previously elected payroll deductions; however, elections to increase or decrease the contributed amount, the sale of any such covered securities, the election to transfer funds into or out of the fund or a loan with respect to amounts invested in the fund is not an excepted transaction; and

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To the extent the Company offers covered securities as an investment option in an employee stock purchase plan, the purchase of covered securities  through such employee stock purchase plan; however, the sale of any such covered securities and changing instructions regarding the level of withholding contributions which are used to purchase covered securities is not an excepted transaction.

Short-term Trading, Hedging and Pledges

Engaging in short-term investment activities or “day-trading” of covered securities is not permitted.  Covered Persons should expect that all purchases by them in the open market must be held in their account for a minimum of 60 calendar days after purchase.

Covered Persons are not permitted to buy or sell puts, calls, options, swaps, or similar common units-based derivative securities, including for hedging purposes, or to engage in “short-selling.”  This Policy does not prohibit you from buying or selling exchange traded funds or other non-covered securities that are pre-approved under the Code of Ethics.

Covered Persons may not pledge, hypothecate or mortgage covered securities.  This means that covered securities should not be held in trading accounts where the broker provides margin financing.  If a Covered Person must pledge or mortgage covered securities for special circumstances not involving trading, prior approval from a member of the Company’s Legal Department (or his or her designee) is required.

Trading Accounts

Covered Persons may only buy or sell covered securities through a brokerage account at Fidelity.  The Fidelity account must be registered with KKR’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically and electronically provided to KKR’s Compliance Department.

Immediate family members who live in the same household with the Covered Person or are financially dependent on any Covered Person, as well as any account for which the Covered Person exercises or has the right to exercise investment discretion, may buy or sell covered securities only through a brokerage account that has been registered with KKR’s Compliance Department and for which copies of brokerage statements and trading confirmations are automatically and electronically provided to KKR’s Compliance Department.

As a reminder, the Company is required to periodically collect securities account and transaction  reports from all Covered Persons, which includes their immediate family members who live in the same household with them or are financially dependent on them and other persons for whom they exercise or have the right to exercise investment discretion, which reports must convey specific information, including details on any securities held and the name of any broker, dealer or bank with which the Covered Person or related person maintains an account and any transactions that have occurred in these accounts. Please contact KKR’s Compliance Department or complianceny@kkr.com for more information.

10b5-1 Plans

Covered Persons may establish a pre-existing written plan or arrangement complying with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 plan”), pursuant to which a broker is given irrevocable instructions to buy or sell covered securities.  A Rule 10b5-1 plan may be established only in an open trading window, and once established, the Covered Person may not provide any further instructions to the broker.  Under a properly established Rule 10b5-1 plan, trading by the broker may continue in a closed trading window.  Rule 10b5-1 plans may only be established at Fidelity. Directors and Section 16 officers should also refer to Section III for information on pre-clearance of Rule 10b5-1 plans.

Non-U.S. Persons

If a Covered Person is not permitted by Fidelity to buy covered securities in his or her account at Fidelity, because he or she does not have a U.S. tax identification code, then he or she may buy or sell covered securities in one brokerage account selected by such person; provided that prior to buying or selling covered securities, that brokerage account must be registered with KKR’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically and, if available, electronically provided to KKR’s Compliance Department.

If a Covered Person wishes to establish a Rule 10b5-1 plan but is not permitted by Fidelity to buy covered securities in his or her Fidelity account, because he or she does not have a U.S. tax identification code, then he or she may establish a Rule 10b5-1 plan with the one brokerage firm selected pursuant to procedures outlined above.

III.	PRE-CLEARANCE POLICY

Pre-Clearance

Directors and Section 16 officers should follow the pre-approval process described below before they or an Other Restricted Person initiates a transaction in covered securities. The following people are currently considered to be Section 16 officers of the Company: the Chief Executive Officer, the Chief Financial Officer and Treasurer and the President and Chief Operating Officer, and the General Counsel and Secretary.  The Company will notify any other person it determines to be a Section 16 officer.

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Each director and Section 16 officer should notify the Company’s Legal Department at KREFLegal@KKR.com before any transaction in covered securities is initiated by (i) such director or Section 16 officer, (ii) such director’s or Section 16 officer’s spouse, minor children and any other family member sharing the same household as such director or Section 16 Officer and (iii) any other account, trust or entity over which such director or Section 16 officer makes or influences investment decisions, and whether the securities are held directly or indirectly.

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Each pre-approval request should include (i) a description of the proposed transaction, (ii) the number of shares (or dollar amount) subject to the transaction, (iii) the proposed date(s) of the transaction, if known, (iv) identity of the legal buyer or seller and (v) any other information as the Company’s Legal Department may require to evaluate such request.

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As a general matter, the entering into of a Rule 10b5-1 plan is treated similarly under the securities laws to the initiation of a trade, and therefore, a Rule 10b5-1 plan may only be established during an open trading window and without possession of any material non-public information and should be pre-approved by a member of the Company’s Legal Department (or his or her designee).

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Before the transaction is initiated, a member of the Company’s Legal Department (or his or her designee) must confirm in writing (including via email) that the transaction is approved.  The approval is valid only for the trading window during which the transaction is proposed to occur and may only be performed within two (2) business days of any such grant or approval during the window period in which the approval was granted.

•	If approval is granted, a transaction may only be initiated during an open trading window (or pursuant to a pre-approved Rule 10b5-1 plan).

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A member of the Company’s Legal Department (or his or her designee) may revoke any clearance previously granted if he or she subsequently determines that a director, Section 16 officer or Other Restricted Person is in possession of material non-public information about the Company or such transaction would result in a violation of law.

•	If the transaction is not approved or approval for such transaction has been revoked, then the proposed transaction may not be initiated.

•	This process applies during the period when a person is a director or Section 16 officer and for the first six months after the person is no longer a director or Section 16 officer.

Section 16 Liability and Reporting.  Most transactions must be reported to the U.S. Securities and Exchange Commission within two business days of the transaction date.  Directors and Section 16 officers must notify a member of the Company’s Legal Department at KREFLegal@KKR.com (or his or her designee) of the transaction details no later than the close of trading on the date the transaction was executed in order for the Company to assist such persons with the preparation and filing of such reports.  Such person may ask his or her broker to provide this information, but he or she is responsible for ensuring that the broker does so timely.  If any director or Section 16 officer buys and sells (or sells and buys) covered securities within any six-month period, subject to certain exceptions, he or she may be subject to short-swing trading profit disgorgement.  For information on Section 16 short-swing profit recovery, please contact a member of the Company’s Legal Department at KREFLegal@KKR.com (or his or her designee).

Rule 144.  Directors and certain Section 16 officers who are considered affiliates of the Company under applicable securities laws must comply to the extent required under Rule 144 of the U.S. Securities Act of 1933, as amended, when selling covered securities in the open market, including, but not limited to, if applicable, filing a Form 144 before such sale.  Please contact a member of the Company’s Legal Department at KREFLegal@KKR.com (or his her designee) for more information about Rule 144.

IV.          EXCEPTIONS

Any exception to this Policy requires the prior written approval of a member of the Company’s Legal Department (or his or her designee).